Exhibit 99.1

CapLease Announces Fourth Quarter and Full Year 2011 Results

NEW YORK--(BUSINESS WIRE)--February 17, 2012--CapLease, Inc. (NYSE: LSE), a real estate investment trust (REIT) focused on owning and managing single-tenant commercial real estate properties, today announced its results for the fourth quarter and full year ended December 31, 2011. Net loss to common stockholders for 2011 was $(8.3) million, and funds from operations, or FFO, as adjusted for items affecting comparability was $40.4 million.

2011 Highlights:

  FFO of $0.62 Per Share As Adjusted for Comparability Exceeds High End of Guidance
  Acquired $110 Million of New High Quality Properties
  Sold $240 Million of Debt Investments and Reduced Debt Portfolio 74%
  Lowered Overall Leverage to 66%
  Repurchased Approximately $6.7 Million of Common Stock

Paul McDowell, Chairman and Chief Executive Officer, stated, “During 2011, we made significant progress on our long-range business plan with a focus on growing the owned property portfolio, further debt reduction, capital recycling and disciplined capital activity. The combination of accretive completed properties and build-to-suit transactions we added during the year had capitalization rates and lease terms exceeding our portfolio averages, and debt levels below our portfolio average. In addition to the new acquisitions, we sold the mortgage loan assets and liabilities comprising our CDO, demonstrating the value of this portfolio and dramatically lowering our debt investments portfolio. By selling the CDO, we have significantly simplified the CapLease story, lowered leverage and freed up equity capital. We have a pipeline of opportunities that we are pursuing and we will continue to deploy our capital into additional net lease properties to create additional long-term value for stockholders.”

Full Year 2011 Results:

	For the Twelve Months Ended December 31,
(Amounts in thousands, except per share amounts)	2011	2010
Funds from operations	$56,260	$29,599
Per Share	$0.87	$0.53
Items that affect comparability (income) expense:
(Gain) loss on investments other than real property, net	(648)	7,949
(Gain) loss on extinguishment of debt	3,698	293
(Gain) loss on extinguishment of debt on discontinued operations	(18,861)	–
Funds from operations, as adjusted for comparability	$40,449	$37,841
Per Share	$0.62	$0.67

For the year ended December 31, 2011, the Company reported total revenues of $162.3 million, compared to total revenues of $162.4 million in 2010. FFO adjusted for items that affect comparability was $40.4 million, or $0.62 per share, compared to $37.8 million, or $0.67 per share, in 2010. Our 2011 adjusted FFO exceeded the high-end of our previously announced guidance of $0.61 per share. Rental revenue was up 5% for the year reflecting the new properties acquired, and FFO as adjusted was up 7%. The decline in per share FFO as adjusted reflects the impact of asset sales, lower leverage and a higher share count.

Net loss to common stockholders for the year ended December 31, 2011 was $(8.3) million, or $(0.13) per share, compared to net loss of $(18.8) million, or $(0.33) per share, in 2010. 2011 net loss to common stockholders includes net gains of $2.4 million (comprised of $18.9 million of gain on debt extinguishment and $16.4 million of impairment losses), on the transfer of the Hartford, Connecticut property to the lender in full satisfaction of the related non-recourse mortgage debt. 2011 net income to common stockholders also includes $1.6 million of net losses on various asset sales and charge-offs, including the profitable sale of the Company’s CDO. 2010 net loss to common stockholders includes $7.9 million of other-than-temporary impairment losses on securities investments.

Fourth Quarter 2011 Results:

	For the Three Months Ended December 31,
(Amounts in thousands, except per share amounts)	2011	2010
Funds from operations	$29,057	$1,687
Per Share	$0.44	$0.03
Items that affect comparability (income) expense:
Loss on investments other than real property, net	–	7,949
Gain on extinguishment of debt	-	-
(Gain) loss on extinguishment of debt on discontinued operations	(18,861)	–
Funds from operations, as adjusted for comparability	$10,196	$9,636
Per Share	$0.15	$0.17

For the quarter ended December 31, 2011, the Company reported total revenues of $39.0 million, compared to total revenues of $40.8 million in the comparable period in 2010. FFO adjusted for items that affect comparability was $10.2 million, or $0.15 per share, compared to $9.6 million, or $0.17 per share, in the comparable period in 2010. Rental revenue was up 8% for the 2011 fourth quarter reflecting the new properties acquired, and FFO as adjusted was up 6%. The decline in per share FFO as adjusted reflects the impact of asset sales, lower leverage and a higher share count.

Net income to common stockholders for the fourth quarter of 2011 was $14.4 million, or $0.22 per share, compared to net loss of $(10.4) million, or $(0.18) per share, in the comparable period in 2010. Fourth quarter 2011 net income to common stockholders includes net gains of $16.6 million (comprised of $18.9 million of gain on debt extinguishment and $2.3 million of impairment losses), on the transfer of the Hartford, Connecticut property to the lender in full satisfaction of the related non-recourse mortgage debt. Fourth quarter 2010 net loss to common stockholders includes $7.9 million of other-than-temporary impairment on securities investments.

New Owned Property Investments:

During the year, the Company acquired or committed to acquire approximately $110 million of new property assets. The assets acquired include two existing properties with financing in place and investment grade or investment grade equivalent tenants paying rent. We also closed and commenced funding our latest build-to-suit transaction.

One property was purchased for $25 million and consists of an approximately 228,000 square foot three story office building located in Houston. The property is fully leased to a subsidiary of AMEC plc, until December 2020. The Company’s average capitalization rate over the lease term is about 8.7%. The $16.3 million of first mortgage debt we assumed on the property is priced at a coupon of 5.85%.

The other property is a 134,000 square foot Lowe’s home improvement retail store on an over 11 acres site in New Orleans and was purchased for $28.5 million. The lease is guaranteed by Lowe’s parent company which is rated A- by Standard & Poor’s and there are roughly 19 years remaining on the lease. The Company’s average capitalization rate over the lease term is about 8.1%. The $16.8 million fully amortizing mortgage debt we assumed at the acquisition is priced at a weighted average coupon of 5.46%.

Our latest build-to-suit transaction will be an approximately 324,000 square foot Class A office building in Tulsa, Oklahoma leased to Cimarex Energy Co. under a 12 year lease. The Company’s total investment is expected to be approximately $53 million. The 17 story property is expected to be fully completed by the end of the first quarter of 2013. The Company has arranged financing for about one half of the project costs, or up to $24 million, under a non-recourse, seven year, construction/mini-permanent loan. Interest on the loan will float based on LIBOR during the construction period, but the rate during the permanent term can be fixed at any time at our discretion. The loan may also be increased to $31 million at completion of construction. The Company’s average capitalization rate over the lease term is in excess of 10%.

CDO Sale Transaction:

In September 2011, the Company completed the sale of the assets and associated liabilities comprising its March 2005 collateralized debt obligation transaction. The sale generated net proceeds after the repayment of debt obligations of $30.2 million, and a net gain of $0.2 million inclusive of the write-off of various deferred CDO costs. Among other benefits, the sale enabled the Company to significantly lower its debt investments to less than $100 million, or about 5%, of the total portfolio, and significantly reduce its overall leverage to about 66% as of December 31.

Investment Portfolio:

The Company’s portfolio before depreciation and amortization was approximately $1.8 billion, with 95% invested in owned properties, at December 31, 2011. The weighted average underlying tenant credit rating on the Company’s entire single tenant portfolio is A- from Standard & Poor’s, with an average tenant rating on the single tenant owned property portfolio of A.

Approximately 93% of the overall single tenant portfolio is invested in owned properties and loans on properties where the underlying tenant is rated investment grade and in investment grade rated real estate securities, with about 95% of the single tenant owned property portfolio leased to investment grade tenants.

The weighted average remaining lease term on the Company’s entire single tenant portfolio is approximately seven years, including approximately seven years on the single tenant owned property portfolio and approximately 14 years on the leases underlying the loan portfolio.

References to the Company’s single tenant portfolio exclude its Johnston, Rhode Island and Omaha, Nebraska properties, as each is no longer leased primarily by a single tenant.

Balance Sheet:

At December 31, 2011, the Company’s assets included $1.7 billion in owned real property investments before depreciation and amortization, $33 million in loan investments, and $59 million in commercial mortgage-backed securities. The great majority of the Company’s debt is long-term amortizing non-recourse fixed rate debt. Only 2.9% of the Company’s debt is recourse and must be refinanced through 2012, comprised entirely of the convertible senior notes with $35.0 million of principal currently outstanding and putable to the Company by the holders in October 2012.

The Company’s overall portfolio leverage, expressed as a percentage of its total debt to total assets before depreciation and amortization on owned properties and with other minor adjustments, was approximately 66% as of December 31, 2011. CapLease expects its portfolio leverage level to continue to decrease over time, primarily as a result of scheduled principal amortization on our debt which, net of principal collected on our debt investments, averages about $30 million annually through 2014, and expected lower or no leverage on new asset acquisitions. The Company’s leverage on owned properties is approximately 63% as of December 31, 2011.

Share Repurchase Activity:

During 2011, the Company repurchased approximately $6.7 million of its common stock at an average price of $3.79 per share, leaving approximately $13.3 million of remaining authorization under the program. The Company may continue to repurchase its common stock from time to time in the future pursuant to the program. The Company is not obligated to make any repurchases at any specific time or situation. The timing and extent to which the Company repurchases its shares in the future will depend upon a variety of factors, including market conditions, the Company’s liquidity, other investment alternatives and regulatory requirements.

Dividends:

During the fourth quarter of 2011, the Company declared a cash dividend on its common stock in the amount of $0.065 per share. The level of CapLease’s common dividend will continue to be determined by the operating results of each quarter, economic conditions, capital requirements, and other operating trends.

The Company also declared a cash dividend of $0.5078125 on its 8.125% Series A cumulative redeemable preferred stock.

2012 Guidance:

CapLease expects full year 2012 FFO to be in the range of $0.59 to $0.62 per share, and earnings per share (EPS) to be in the range of $(0.12) to $(0.09).

CapLease expects full year 2012 cash available for distribution (CAD) per share to be in the range of $0.68 to $0.71. The difference between CAD and FFO guidance is driven primarily by cash rents exceeding straight-line rents during 2012. A reconciliation of FFO and CAD to net income, the most directly comparable GAAP measure, is attached to this press release.

We expect to continue our acquisition momentum in 2012. For a variety of reasons we do not forecast the timing, quantity and returns relating to that acquisition activity. Therefore, consistent with past practice our guidance projections are based on our existing portfolio. The Company’s guidance estimates also assume no disposition activity and no gains or losses associated with asset sales or debt extinguishment, no capital raising activities, no share repurchase activity, no portfolio impairments or losses, and no other gains or charges that may occur during the year. The guidance also includes our current estimates with respect to interest rate levels on our floating rate facility, the level of property operating expenses and general and administrative expenses.

The factors described in the Forward-Looking and Cautionary Statements section of this release could cause actual results to differ materially from our guidance.

Conference Call:

CapLease will hold a conference call and webcast to discuss the Company’s fourth quarter and full year 2011 results at 9:00 a.m. (Eastern Time) today. Hosting the call will be Paul H. McDowell, Chairman and Chief Executive Officer, and Shawn P. Seale, Senior Vice President and Chief Financial Officer.

Interested parties may listen to the conference call by dialing (877) 705-6003 or (201) 493-6725 for international participants. A simultaneous webcast of the conference call may be accessed by logging onto the Company’s website at www.caplease.com under the Investors section.

A replay of the conference call will be available on the Internet at www.streetevents.com and the Company’s website for approximately fourteen days following the call. A recording of the call also will be available beginning after 12:00 noon (Eastern Time) today by dialing (877) 870-5176 or (858) 384-5517 for international participants. To access the telephonic replay, please enter conference ID 388850.

Non-GAAP Financial Measures:

Funds from operations (FFO) and cash available for distribution (CAD) are non-GAAP financial measures. The Company believes FFO and CAD are useful additional measures of the Company’s financial performance, as these measures are commonly used by the investment community in evaluating the performance of an equity REIT. The Company also believes that these measures are useful because they adjust for a variety of non-cash items (like depreciation and amortization, in the case of FFO, and depreciation and amortization, stock-based compensation and straight-line rent adjustments, in the case of CAD). FFO and CAD should not be considered as alternatives to net income or earnings per share determined in accordance with GAAP as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. Since all companies and analysts do not calculate FFO and CAD in a similar fashion, the Company’s calculation of FFO and CAD may not be comparable to similarly titled measures reported by other companies.

The Company calculates FFO consistent with the NAREIT definition, or net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on depreciable real estate, plus real estate-related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Real estate-related depreciation includes amortization of capitalized leasing expenses, tenant allowances or improvements, and excludes amortization of deferred financing costs.

The Company calculates CAD by further adjusting FFO to exclude straight-line rent adjustments, stock-based compensation, above or below market rent amortization and non-cash interest income and expense, and to include routine capital expenditures on investments in real property and capitalized interest expense (if any). The Company will also adjust its CAD computations to exclude certain non-cash or unusual items. For example, CAD for the 2011 period has been adjusted to exclude the gain on investments other than real property, net, and gain on extinguishment of debt, and CAD for the 2010 period has been adjusted to exclude the loss on debt extinguishment.

The Company also discloses FFO as adjusted for items that affect comparability, as it believes this measure is a useful proxy for existing portfolio performance and, therefore, provides a meaningful presentation of operating performance. This adjusted FFO measure should not be considered as an alternative to net income or earnings per share determined in accordance with GAAP as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity. It also differs from the NAREIT’s definition of FFO and may not be comparable to similarly titled measures reported by other companies.

The Company’s leverage ratios, which are among the financial metrics used by management to review and analyze CapLease’s debt, are also non-GAAP financial measures. Leverage ratios are a widely used financial measure by the real estate investment community, especially for REITs. We measure our leverage ratios by dividing total debt by total assets, as adjusted. We measure total assets, as adjusted, at historical cost before depreciation and amortization on owned properties. Therefore, our leverage ratios do not account for any fluctuations in value, up or down, that may have occurred since we acquired our owned properties. Other companies including other REITs may compute leverage ratios in a different manner and, therefore, our leverage ratios may not be comparable to similarly titled measures reported by other companies.

Forward-Looking and Cautionary Statements:

This press release contains projections of future results and other forward-looking statements that involve a number of trends, risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results to differ materially from those projected in such forward-looking statements.

  our ability to renew expiring leases on favorable terms or at all;
  our ability to refinance or extend maturing debt obligations on favorable terms or at all;
  payment defaults on one or more of our asset investments;
  the impact to earnings associated with potential asset dispositions and debt repayments;
  increases in our financing costs (including as a result of LIBOR rate increases), our general and administrative costs and/or our property expenses; and
  our failure to comply with our debt obligations.

Developments in any of those areas could cause actual results to differ materially from results that have been or may be projected. For a more detailed discussion of the trends, risks and uncertainties that may affect our operating and financial results and our ability to achieve the financial objectives discussed in this press release, readers should review the Company’s most recent Annual Report on Form 10-K, including the section entitled “Risk Factors,” and the Company’s other periodic filings with the SEC. Copies of these documents are available on our web site at www.caplease.com and on the SEC’s website at www.sec.gov. We caution that the foregoing list of important factors is not complete and we do not undertake to update any forward-looking statement.

About the Company:

CapLease, Inc. is a real estate investment trust, or REIT, that invests primarily in single tenant commercial real estate assets subject to long-term leases to high credit quality tenants.

CapLease, Inc. and Subsidiaries Consolidated Statements of Operations For the three and twelve months ended December 31, 2011 and December 31, 2010 (Unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(Amounts in thousands, except per share amounts)	2011	2010	2011	2010
Revenues:
Rental revenue	$32,693	$30,306	$127,995	$121,661
Interest income from loans and securities	2,268	6,717	19,655	27,621
Tenant reimbursements	3,828	3,385	13,900	12,159
Other revenue	192	369	793	974
Total revenues	38,981	40,777	162,343	162,415
Expenses:
Interest expense	17,397	20,374	76,594	83,024
Property expenses	6,921	6,205	27,216	24,690
General and administrative expenses	2,570	2,760	10,628	10,660
General and administrative expenses-stock based compensation	522	662	2,785	2,541
Depreciation and amortization expense on real property	12,105	11,542	47,632	45,956
Other expenses	32	66	199	267
Total expenses	39,547	41,609	165,054	167,138
Other gains (losses):
Gain (loss) on investments, net	–	(7,949)	648	(7,949)
Gain (loss) on extinguishment of debt	–	–	(3,698)	(293)
Total other gains (losses)	–	(7,949)	(3,050)	(8,242)
Income (loss) from continuing operations	(566)	(8,781)	(5,761)	(12,965)
Discontinued operations:
Income (loss) from discontinued operations	114	(61)	42	(227)
Gain (loss) on investments, net	–	–	1,426	–
Provision for loss on property investment	(2,304)	–	(16,423)	–
Gain (loss) on extinguishment of debt	18,861	–	18,861	–
Total discontinued operations	16,671	(61)	3,906	(227)

Net income (loss) before non-controlling interest in consolidated subsidiaries	16,105	(8,842)	(1,855)	(13,192)
Non-controlling interest in consolidated subsidiaries	(35)	29	20	52
Net income ( loss)	16,070	(8,813)	(1,835)	(13,140)
Dividends allocable to preferred shares	(1,627)	(1,626)	(6,510)	(5,618)
Net inome (loss) allocable to common stockholders	$14,443	$(10,439)	$(8,345)	$(18,758)

Income (loss) per common share, basic and diluted:
Income (loss) from continuing operations	$(0.03)	$(0.18)	$(0.19)	$(0.33)
Income (loss) from discontinued operations	$0.25	$(0.00)	$0.06	$(0.00)
Net income (loss) per common share, basic and diluted	$0.22	$(0.18)	$(0.13)	$(0.33)
Weighted average number of common shares outstanding, basic and diluted	66,303	57,279	64,758	56,189
Dividends declared per common share	$0.07	$0.07	$0.26	$0.25
Dividends declared per preferred share	$0.51	$0.51	$2.03	$2.03

CapLease, Inc. and Subsidiaries Consolidated Balance Sheets As of December 31, 2011 and December 31, 2010

(Amounts in thousands, except share and per share amounts)	As Of December 31, 2011	As Of December 31, 2010
Assets

Real estate investments, net	$ 1,401,526	$ 1,398,399
Loans held for investment, net	33,139	210,040
Commercial mortgage-backed securities	59,435	145,965
Cash and cash equivalents	71,160	32,742
Other assets	76,363	83,125
Total Assets	$ 1,641,623	$ 1,870,271
Liabilities and Equity

Mortgages on real estate investments	$ 972,924	$ 928,429
Collateralized debt obligations	–	254,210
Credit agreement	70,668	105,345
Secured term loan	88,142	101,880
Convertible senior notes	34,522	33,926
Other long-term debt	30,930	30,930
Total Debt Obligations	1,197,186	1,454,720
Intangible liabilities on real estate investments	35,219	37,405
Accounts payable and other liabilities	17,371	21,134
Dividends and distributions payable	5,946	5,373
Total Liabilities	1,255,722	1,518,632
Commitments and contingencies

Stockholders' equity:

Preferred stock, $0.01 par value, 100,000,000 shares authorized, Series A cumulative redeemable preferred, liquidation preference $25.00 per share, 3,204,900 shares issued and outstanding	73,880	73,880
Common stock, $0.01 par value, 500,000,000 shares authorized, 66,275,535 and 57,471,268 shares issued and outstanding, respectively	664	576
Additional paid in capital	321,302	296,232
Accumulated other comprehensive loss	(11,051)	(20,216)
Total Stockholders' Equity	384,795	350,472
Non-controlling interest in consolidated subsidiaries	1,106	1,167
Total Equity	385,901	351,639
Total Liabilities and Equity	$ 1,641,623	$ 1,870,271

CapLease, Inc. and Subsidiaries
Reconciliation of Net Loss to Funds from Operations and Cash Available for Distribution (unaudited)
For the three and twelve months ended December 31, 2011 and December 31, 2010

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(Amounts in thousands, except per share amounts)	2011	2010	2011	2010
Net income (loss) allocable to common stockholders	$14,443	$(10,439)	$(8,345)	$(18,758)
Add (deduct):
Non-controlling interest in consolidated subsidiaries	35	(29)	(20)	(52)
Depreciation and amortization expense on real property	12,105	11,542	47,632	45,956
Depreciation and amortization expense on discontinued operations	170	613	1,996	2,453
(Gain) loss on property sales	–	–	(1,426)	–
Provision for loss on property investment on discontinued operations	2,304	–	16,423	–
Funds from operations	29,057	1,687	56,260	29,599
Add (deduct):
Straight-lining of rents	(5,157)	(5,560)	(1,886)	(4,189)
General and administrative expenses-stock based compensation	522	662	2,785	2,541
Amortization of above and below market leases	16	416	1,274	1,663
Non-cash interest income and expenses	1,497	389	2,867	2,160
Routine capital expenditures on real estate investments	(267)	(1,237)	(1,740)	(1,955)
(Gain) loss on investments other than real property, net	–	7,949	(648)	7,949
(Gain) loss on extinguishment of debt	–	–	3,698	293
(Gain) loss on extinguishment of debt on discontinued operations	(18,861)	–	(18,861)	–
Cash available for distribution	$6,807	$4,306	$43,749	$38,061

Weighted average number of common shares oustanding, basic and diluted	66,303	57,279	64,758	56,189
Weighted average number of OP units outstanding	156	156	156	156
Weighted average number of common shares and OP units outstanding, diluted	66,459	57,435	64,914	56,345

Net income (loss) per common share, basic and diluted	$0.22	$(0.18)	$(0.13)	$(0.33)
Funds from operations per share	$0.44	$0.03	$0.87	$0.53
Cash available for distribution per share	$0.10	$0.07	$0.67	$0.68

CapLease, Inc. and Subsidiaries Overall Company Leverage (unaudited) As of December 31, 2011 and December 31, 2010

	Dec 31, 2011	Dec 31, 2010
Debt
Mortgages on real estate investments	$972,924	$928,429
Collateralized debt obligations	–	254,210
Principal held by CDO trustee pending distribution	–	(1,607)
Credit agreement	70,668	105,345
Secured term loan	88,142	101,880
Convertible senior notes	34,522	33,926
Other long-term debt	30,930	30,930
Total Debt	$1,197,186	$1,453,113

Assets
Total assets	$1,641,623	$1,870,271
Accumulated depreciation and amortization on owned properties	268,209	239,990
Intangible liabilities on real estate investments	(35,219)	(37,405)
Principal held by CDO trustee pending distribution	–	(1,607)
Prepaid expenses and deposits	(1,381)	(2,197)
Accrued rental income	(41,387)	(39,506)
Deferred rental income	2	–
Debt issuance costs, net	(3,889)	(5,999)
Other	(712)	(1,046)
Total Assets, as adjusted	$1,827,247	$2,022,501

Leverage (Total Debt/Total Assets, as adjusted)	66%	72%

CapLease, Inc. and Subsidiaries Leverage by Segment (unaudited) As of December 31, 2011

(in thousands)	Mortgage Debt	Secured Term Loan Debt	Credit Agreement Debt	Total Debt	Investment(1)	Leverage
Owned Properties	$972,924	$24,436	$66,887	$1,064,247	$1,682,424	63%
Debt Investments	–	63,706	3,782	$67,488	93,144	72%
(1)	Represents our carry value for financial reporting purposes before depreciation and amortization on owned properties. The carry value of our debt investments has been adjusted to exclude a $500 general loss reserve.

CapLease, Inc. and Subsidiaries Estimated Net Loss and Cash Available for Distribution (unaudited) For the fiscal year ending December 31, 2012

(in thousands, except per share amounts)	January 1, 2012 Low End Range	-	December 31, 2012 High End Range
Net Loss allocable to common stockholders	$(8,200)		$(6,100)
Add (deduct):
Depreciation and amortization expense on real property	47,500		47,500
Straight-lining of rents	6,600		6,600
General and administrative expenses-stock based compensation	3,100		3,100
Amortization of above and below market leases	(900)		(900)
Non-cash interest income and expense	1,100		1,100
Routine capital expenditures on real estate investments	(3,900)		(3,900)
Cash available for distribution	$45,300		$47,400

Weighted average common shares outstanding as of December 31, 2011	66,425		66,425
OP units outstanding as of December 31, 2011	156		156
Weighted average common shares and OP units outstanding as of December 31, 2011	66,581		66,581

Net loss per common share, basic and diluted	$(0.12)		$(0.09)
Cash available for distribution per share	$0.68		$0.71

Assumptions:

In addition to assuming no new investment activity, the above estimate also assumes no additions to general and administrative expenses and no changes in the share count. The Company undertakes no obligation to update this estimate.

CONTACT:
Investor Relations/Media Contact:
ICR, LLC
Brad Cohen, 212-217-6393
bcohen@icrinc.com